Exhibit 99.1

Newark, NY – December 17, 2009 – IEC Electronics Corp. (NYSE Amex: IEC) announced the acquisition of General Technology Corporation (GTC), an indirect, wholly-owned subsidiary of Crane Co. (NYSE: CR).  GTC is a contract manufacturer located in Albuquerque, New Mexico.

With revenue of approximately $25,000,000, GTC serves a number of leading customers in the military and defense markets.  The combination will be accretive to IEC shareholders.  The purchase price of $14.2 million has been financed with a credit facility from Manufacturers and Traders Bank (M&T).  No Company stock was issued.

W. Barry Gilbert, Chairman of the Board and CEO, stated, “We have been searching for a company with a strong quality culture, complementary technologies and serving similar markets.  GTC is a well run company with strong margins that occupies an important niche in the military and defense market. Its expertise is in helping its customers, primarily military “primes”, manage their legacy products and programs.  This is a unique niche market for which we envision continued growth. GTC not only supports our customers’ emerging needs, but also provides us with an opportunity to diversify our customer base.  While any acquisition entails risk, we are encouraged by the depth and quality of its management team and see some exciting opportunities before us.”

As a full service EMS provider, IEC is AS9100, IEC is ISO-9001:2000 and ISO 13485 registered, and a NSA approved supplier under the COMSEC standard.  The Company offers its customers a wide range of services including design, prototype and volume printed circuit board assembly, material procurement and control, manufacturing and test engineering support, systems build, final packaging and distribution. Information regarding IEC can be found on its web site at www.iec-electronics.com.

The foregoing, including any discussion regarding the Company's future prospects, contains certain forward-looking statements that involve risks and uncertainties, including uncertainties associated with economic conditions in the electronics industry, particularly in the principal industry sectors served by the Company, changes in customer requirements and in the volume of sales to principal customers, competition and technological change, the ability of the Company to control manufacturing and operating costs, satisfactory relationships with vendors.  The Company's actual results of operations may differ significantly from those contemplated by any forward-looking statements as a result of these and other factors, including factors set forth in the Company's 2009 Annual Report on Form 10-K and in other filings with the Securities and Exchange Commission.

Contact:	Heather Keenan	John Nesbett/Jennifer Belodeau
	IEC Electronics Corp.	International Marketing Services
	(315) 332-4262	(203) 972-9200
hkeenan@iec-electronics.com		JohnNesbett@InternationalMS.com